Exhibit 10.2

December 11, 2007

Mr. Richard S. Sorota
6940 MacNeil Drive
Dublin, OH  43017

Dear Rich:

On behalf of Harman International Industries, Incorporated (“Harman”), I submit an offer for the position of President, Harman Consumer Division.  In this capacity you will report directly to Dinesh Paliwal, President & CEO, and will be located at our Stamford, Connecticut office.  This offer provides the following:

Start Date:  Your start date will be January 21, 2008.

Base Salary:  Annualized base salary will be $375,000 subject to review on September 1, 2008, and payable in accordance with our regular payroll schedule in Stamford, CT.

Signing Bonus:  Within five business days after your start date, you will be paid a cash lump sum signing bonus in an aggregate amount of $80,000.  On the first anniversary of your start date, you will be paid a second cash lump sum signing bonus in an aggregate amount of $40,000.

Bonus:  You will be eligible to participate in the Management Incentive Compensation program with a target bonus opportunity equal to 55% of your base salary and an 82.5% maximum.  This bonus program is based upon Harman’s achievement of its business plan, as well as your achievement of personal performance goals.   For the current fiscal year ending June 30, 2008, the annual bonus shall be guaranteed at the target level of 55%, prorated for the period of employment (i.e., a minimum of $103,125).

Stock Options:  Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will receive a one-time stock option award of 25,000 shares of Harman common stock under the terms of Harman’s 2002 Stock Option and Incentive Plan (“Plan”) at a per share exercise price equal to the fair market value as of your start date.  The option will vest 20% per year over five years commencing on the first anniversary of the grant date, with acceleration and other provisions as provided in the Plan and your option agreement.  You will also be eligible for a stock option grant at the next general grant, at a level commensurate with your position.

Restricted Stock:  Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will receive a one-time award of 5,500 shares of restricted Harman common stock under the Plan, vesting on January 2, 2011, provided that you are employed by Harman on that date.

Severance:  If your employment is terminated by Harman without “Cause” within the first year of employment, you will receive one year of salary continuation and company-paid COBRA benefits during the salary continuation period.  In addition, your restricted stock award will vest upon termination.   “Cause” is defined in Exhibit A attached hereto.  Such payments will be subject to the execution by you of a release in substantially the form attached hereto as Exhibit B.  Harman will furnish you with the release promptly after your termination of employment.  Your salary continuation payments will commence on the 60th day after your termination of employment; provided, however, that if on the due date for any salary continuation payment, all revocation periods have not then expired with respect to your release, such payment will be forfeited.

Company Car:  You will have use of a company-leased automobile, with a lease payment of approximately $1,200 per month.  Harman will bear the car expenses (i.e., gasoline, insurance, car tax, repairs) associated with the business use of the company car.  You may use the company car for private purposes, however taxes imposed with respect to private usage will be borne by you.

Temporary Living:  To accommodate the delayed timing of your move to the Stamford, CT area we will provide temporary housing in Stamford for up to six months.   We will also provide for airfare and airport transportation costs for you to fly home to Ohio during this period, not to exceed three trips in any one month.

Cost of Living Adjustment:  You will receive an annual cost-of-living bonus of $24,000 over the next three years ($72,000 total) to assist you in absorbing the increased cost of housing in the Stamford area.  The

Richard Sorota
December 11, 2007

initial bonus will be paid as a lump sum upon your family’s relocation and on each one year anniversary thereafter.

Relocation Assistance:  To assist you in making a smooth transition to the Stamford, CT area, we will reimburse you for up to $150,000 of the following relocation costs, subject to documentation per Company procedures:

•	Cost of two house hunting trips to Stamford for your family including roundtrip airfare, hotel and car rental;

•	Reimbursement for the closing costs incurred in selling your home in Washington, including real estate commission, attorney fees, filing fees, transfer taxes, etc.;

•	Reimbursement for similar closing costs incurred in your purchase of a new home located within reasonable commuting distance from the office in Stamford, CT;

•	Reasonable costs of moving your family and physical household goods from your current residence to your new residence;

•
Interim housing assistance – this is to be used during the period of time that you are selling your current home and purchasing a new home and is not to exceed 3 months from the time you begin using this assistance; and

•	Temporary storage of your physical household goods for up to 3 months, if needed.

•	Tax gross-up for relocation expenses for which no tax deduction is available to you.

Vacation:  You will be eligible for accrual of four (4) weeks of vacation annually, pro-rated for 2008 based on your start date.

Other Benefits:  Additional benefits, as defined by Company policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays.   Eligibility to participate in these benefits commences thirty (30) days after your date of hire, except for the 401(k) plan under which participation is available on the first plan enrollment date following 180 days of employment.

Section 409A: For purposes of Section 409A of the Internal Revenue Code, each salary continuation payment will be considered one of a series of separate payments.  If at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by Harman from time to time) and (ii) Harman makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Harman will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day after such six-month period, subject to the release requirements noted above.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

Harman is not hereby offering you lifetime employment or employment for a fixed or implied period of time.  Either you or Harman may terminate your employment at any time, with or without cause or notice.  The at-will nature of your employment relationship cannot be changed except in a written document signed by you and either me or the VP, Human Resources of Harman.  Upon termination of your employment, Harman will have no further obligations to you except as provided under “Signing Bonus” (if not already paid) and “Severance”.

Richard Sorota
December 11, 2007

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator.  The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply.  Such arbitration shall be conducted in Stamford, Connecticut or such other location as to which you and Harman agree.  The law of Connecticut, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign the Company’s standard form of Invention and Employee Secrecy Agreement on your first day.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer.  Please sign and return the original of this letter.  You should retain one copy of this letter for your files.

We look forward to having you as part of our team and welcome the contributions you will bring to this outstanding company.

Sincerely,

/s/ Sandra S. Buchanan
Sandra S. Buchanan
VP, Compensation & Benefits

I accept your offer of employment and agree to the provisions stated in this letter.   I acknowledge and agree that this letter constitutes the entire agreement between Harman and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment.  I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

ACCEPTED AND AGREED:

/s/ Richard S. Sorota                                                                              December 31, 2007
Richard S. Sorota                                                                                    Date

Richard Sorota
December 11, 2007

Exhibit A

Termination Definitions

“Cause” means:

(i)	You have been convicted of a felony:
(ii)	You have engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to Harman.

No act or omission on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Harman.